First Financial Service Corporation Announces Key Leadership Additions

Company Release - 5/16/2012

ELIZABETHTOWN, Ky., May 16, 2012 /PRNewswire/ -- First Financial Service Corporation (NASDAQ: FFKY) today announced the following key additions to the leadership of the Company and its subsidiary, First Federal Savings Bank of Elizabethtown.

Frank Perez joins the Company and the Bank as Executive Vice President and Chief Financial Officer. Mr. Perez is a Certified Public Accountant and has over fifteen years of experience in the banking industry including experience in the capital markets. Most recently, Mr. Perez served three years as Chief Financial Officer and Investment Relations Officer for publicly traded Tennessee Commerce Bancorp, Inc. and its subsidiary, Tennessee Commerce Bank in Franklin, Tennessee. Prior to that he served as the Chief Financial Officer for Cumberland Bank & Trust in Clarksville, Tennessee. Mr. Perez also has several years of experience in public accounting primarily with Crowe Horwath, LLP, one of the largest public accounting and consulting firms in the United States. His career in public accounting consisted of providing accounting and consulting services to financial organizations ranging in size from de novo banks in organization to multi-bank holding companies with over $10 billion in assets. Mr. Perez also served in the U.S. Army from 1986 to 1996. He is a member of the American Institute of Certified Public Accountants, Tennessee Society of Certified Public Accountants where he served as a member of the Financial Institutions Committee in 2007, and a member of the Financial Managers Society.

Mr. Perez commented, “The experience and the diversity of the new management team gives me great confidence that I am joining an organization that is committed to taking the necessary steps to build a safe, sound, and profitable institution.”

Dann Small joins the Company as Executive Vice President and Chief Lending Officer. Mr. Small will direct the Bank's lending program and supervise all phases of the lending operation. Having served with banking and finance company organizations in numerous capacities since 1978, Mr. Small has over 30 years of experience in finance, lending, credit underwriting and executive management. He attended Mid-America Nazarene University in Kansas and is a graduate of the Stonier Graduate School of Banking and Darden School of Business for Leading Strategic Change.

“We will aggressively address the credit-related challenges faced by the bank as well as building a credit culture that will support the overall strategy of the organization far into the future,” commented Mr. Small. “The initiatives the team has implemented to date have already resulted in decreased charge-offs and stabilized credit metrics.”

“Our associates who serve our customers on the front line as well as those who conduct our operations are the heart and soul of the organization. To support them, we have been very fortunate to attract some highly qualified seasoned executives to join our management team,” commented First Financial Service Corporation President, Greg Schreacke. “The experience and leadership these new officers possess will contribute to our future success as an organization. First Federal Savings Bank was built on serving our customers and the community. Mr. Small and Mr. Perez are looking forward to working with our associates to continue this mission.”

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These additions to the executive management team have been approved by the FDIC are in addition to the other leadership changes that were announced on February 10, 2012. The other members of the executive management team are:

Gregory S. Schreacke, President since 2008, assumed principal management responsibility for the Company and the Bank.  Mr. Schreacke joined the Company as Chief Financial Officer in 2004.  He has worked for several banks during his career, serves on numerous local charitable and community organizations and resides in Elizabethtown, Kentucky.  Pending regulatory approval, Mr. Schreacke will also join the Board of Directors of both the Company and the Bank. Mr. Schreacke has a B.S. in Accounting from the University of Illinois, Champaign-Urbana, and a MBA from Quincy University.

Bob Critchfield the Bank’s Executive Vice President and Chief Credit Officer, oversees management of the Bank’s loan, credit and risk policies.  Mr. Critchfield has over forty years of experience in the banking industry, including seventeen years as President and CEO of two separate commercial banks.  Mr. Critchfield has a B.B.A. in Finance from Western Michigan University and a MBA in Economics from the University of Detroit Mercy.

Anne Moran has been serving as Executive Vice President and Chief Retail Officer since 1999 and is responsible for the banking centers, marketing, the customer service call center, mortgage lending, and managing the retail sales and service culture. Mrs. Moran has over 37 years of banking experience. Before joining the Bank she was a Regional Manager for Bank One Corporation where she was responsible for over 58 banking centers. Ms. Moran graduated summa cum laude from Bellarmine University with a BSC in Accounting and is a graduate of Darden School of Business for Leading Strategic Change.

Charles Chaney has been with the bank since 1976 and has been serving as Executive Vice President and Chief Operations Officer since 1999. He is responsible for overseeing the loan and deposit operations. Mr. Chaney graduated with a B.S. in Accounting from the University of Kentucky.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves six contiguous counties encompassing central Kentucky and the Louisville metropolitan area, through its 22 full-service banking centers and a commercial private banking center.

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This press release contains forward-looking statements, including statements about beliefs and expectations based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue, expenses, capital ratios, and the future plans and prospects of First Federal Savings Bank. For a discussion of the risks and uncertainties that may cause actual results to differ from these expectations and our other forward-looking statements, refer to First Financial Service Corporation’s 2011 Annual Report on Form 10-K, including the “Risk Factors” section, and other periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation's stock is traded on the Nasdaq Global Market under the symbol "FFKY."  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities,

SOURCE First Financial Service Corporation

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